                                                                      Exhibit 23





              CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


We consent to the incorporation by reference in this Annual Report (Form 10-K) of Aon Corporation of our report dated February 8, 1996, included in the 1995 Annual Report to Stockholders of Aon Corporation.

Our audits also included the financial statement schedules of Aon Corporation listed in Item 14(a). These schedules are the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, with respect to which the date is February 8, 1996, the financial statement schedules referred to above, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein. As discussed in Note 4 to the consolidated financial statements in the 1995 Annual Report to Stockholders of Aon Corporation, the Company changed its method of accounting for certain investments in 1994.

We also consent to the incorporation by reference in the Registration Statements pertaining to the employer's stock option and savings plans (Form S-8 Nos. 2-79114, 2-82791, 33-27984, 33-42575 and 33-59037) and the right to offer preferred stock (Form S-3 No. 33-57562) of Aon Corporation of our report dated February 8, 1996, with respect to the consolidated financial statements incorporated herein by reference, and our report, included in the preceding paragraph with respect to the financial statement schedules included in this Annual Report (Form 10-K) of Aon Corporation.



                                             /s/ ERNST & YOUNG LLP
                                                ------------------
                                                 ERNST & YOUNG LLP



Chicago, Illinois
March 27, 1996